UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material pursuant to §240.14a-12

CAESARS ENTERTAINMENT CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No:.
	(3)	Filing Party:
	(4)	Date Filed:

The following information was made available on slide 2 of the presentation slides for Caesars’ Second Quarter 2019 earnings conference call on August 5, 2019:

“Announced merger with Eldorado Resorts on June 24, 2019, which will create the largest owner and operator of U.S. gaming assets.”

The following are excerpts from a transcript of Caesars’ Second Quarter 2019 earnings conference call on August 5, 2019:

PRESENTATION

[…]

Anthony P. Rodio, Caesars’ Chief Executive Officer, said:

“Thanks, Steve. I’ll provide a quick review of our proposed merger with Eldorado and a high-level overview of our second quarter performance before turning the call over to Eric to discuss our results in greater detail.

On June 24, we announced an agreement to merge with Eldorado Resorts to create the largest owner and operator of U.S. gaming assets. For Caesars shareholders, this cash and stock transaction will provide immediate cash value as well as the opportunity to participate in the combined company’s future growth. Our Board of Directors conducted a thorough evaluation of the path by which we can enhance value the most and position the company for long-term success. They unanimously concluded that this transaction accomplishes those objectives.

I’m confident that combining Eldorado’s attractive platform of regional gaming properties with our best-in-class Caesars reward program, iconic Las Vegas assets and attractive regional portfolio will result in the creation of a leading domestic gaming platform poised for long-term success. We are working together with Eldorado to complete this transaction, which is expected to close in the first half of 2020, subject to receipt of shareholder and applicable gaming and regulatory approvals, along with other customary closing conditions. Until then, I, along with the rest of the Caesars management team, remain focused on improving the company’s operations and financial performance through both revenue-enhancing opportunities as well as operating efficiencies.”

[…]

Eric Hession, Caesars’ Chief Financial Officer, said:

“Before we open the call for questions, please note that the purpose of today’s call is to discuss our second quarter performance. While we look forward to answering any questions you have about Caesars for more information regarding the proposed merger with Eldorado, please refer to our filings with the SEC. With that, we will open the call for questions.”

QUESTIONS AND ANSWERS

Operator said:

“Your first question is from Carlo Santarelli from Deutsche Bank.”

[…]

Carlo Santarelli, Deutsche Bank AG, Research Division, said:

“Great. That’s helpful. And would you guys mind just kind of maybe a little bit of an update on kind of how you’re thinking about the Korea project at this point in time? I think you guys have maybe $180 million or so in your CapEx or in the CapEx in general. Can you guys kind of talk about where that stands?”

Anthony P. Rodio, Caesars’ Chief Executive Officer, said:

“Well, it’s certainly a focus of ours. We’ve got $80 million that we put into it to date. Certainly, the first 1.5 months, we’ve been focused on the merger and then our properties and our business here in the U.S., and that’s going to be a focus for our attention over the next month or 2 to come up with a recommendation for the Board. And I’ll let Eric weigh in if he’s got anything additional.”

[…]

Operator said:

“Your next question is from Thomas Allen from Morgan Stanley.”

[…]

Thomas Glassbrooke Allen, Morgan Stanley, Research Division, said:

“That’s helpful. Yes, that makes sense. And then just talking about Vegas in general, you highlighted having really strong conventioning calendar for the second half of the year and some seasonality there. Just from the event calendar, how is that shaping up for you guys versus last year for the back half of the year?”

Anthony P. Rodio, Caesars’ Chief Executive Officer, said:

“Really well. I mean we feel good about our booking pace and the trends that we’re seeing. And then — and on more longer-term view, I mean we think that there’s a number of positives that are going to increase demand as we go into 2020. In addition to The Forum over the next couple of years, we’ve also got the Raiders coming to town, obviously the expansion of the Las Vegas Convention Center as well as the MSG Sphere. And then ultimately, once the merger is complete, we’ve got 4 pretty significant metropolitan areas that’ll get plugged into Caesars Rewards as well that’ll also add to demand. So we think the prospects look very strong.”

[…]

Operator said:

“Your next question is from Jared Shojaian from Wolfe Research.”

[…]

Jared H. Shojaian, Wolfe Research, LLC, said:

“Great. And then with respect to asset disposition activity, would you consider monetizing any of your assets over the next several months if the opportunity was right? Or is your thoughts leave the current portfolio as is for now?”

Anthony P. Rodio, Caesars’ Chief Executive Officer, said:

“Well, we’re reviewing things as we would whether heading into a merger or not. We have some inbound inquiries periodically, and there’s a few that are more interesting than others, and we’ll continue to follow up on those. And if we think something makes sense, then we’ll present it to our Board.”

Operator said:

“Your next question is from Harry Curtis from Instinet.”

Daniel Scott Adam, Nomura Securities Co. Ltd., Research Division, said:

“This is Daniel Adam on behalf of Harry Curtis. Just one question to the extent you can comment on it. Tony, I think you remarked on it just before, but the cost reduction efforts with an anticipation of — or ahead of the closing of the Eldorado acquisition, where do you currently stand? And what is your expectation over the next 6 to 12 months?”

Anthony P. Rodio, Caesars’ Chief Executive Officer, said:

“Right now, the initiatives that we’ve already undertaken have us in the $25 million savings standpoint. We’ll continue to review replacements, particularly here at corporate, as we move forward. And there’s some other initiatives in terms of some outside contracting consulting fees that we’re going to look to reduce as well. I hate to put a dollar amount on it, but knowing that we’ve already gotten to $25 million, I would anticipate by the first quarter of next year that, that number will grow to something north of $50 million, something in that range.”

Forward Looking Statements

All statements included or incorporated by reference in this document, other than statements or characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Caesars Entertainment Corporation’s (“Caesars”) current expectations, estimates and projections about its business and industry, management’s beliefs, and certain assumptions made by Caesars and Eldorado Resorts, Inc. (“Eldorado”), all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. Examples of such forward-looking statements include, but are not limited to, references to the anticipated benefits of the proposed merger and the expected date of closing of the merger. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement.

Important risk factors that may cause such a difference in connection with the proposed merger include, but are not limited to, the following factors: (1) the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of all gaming and other regulatory approvals related to the merger; (2) uncertainties as to the timing of the consummation of the merger and the ability of each party to consummate the merger; (3) risks that the proposed merger disrupts the current plans and operations of Eldorado or Caesars; (4) the ability of Eldorado and Caesars to retain and hire key personnel; (5) competitive responses to the proposed merger; (6) unexpected costs, charges or expenses resulting from the merger; (7) the outcome of any legal proceedings that could be instituted against Eldorado, Caesars or their respective directors related to the merger agreement; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; (9) the inability to obtain, or delays in obtaining, cost savings and synergies from the merger; (10) delays, challenges and expenses associated with integrating the combined companies’ existing businesses and the indebtedness planned to be incurred in connection with the merger; and (11) legislative, regulatory and economic developments. These risks, as well as other risks associated with the proposed merger, will be more fully discussed in the joint proxy statement/prospectus that will be included in the Registration Statement on Form S-4 that will be filed with the Securities and Exchange Commission (“SEC”) in connection with the proposed merger. The forward-looking statements in this document speak only as of this date. Neither Caesars nor Eldorado undertake any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

In addition, actual results are subject to other risks and uncertainties that relate more broadly to Caesars’ overall business, including those more fully described in Caesars’ filings with the SEC including its annual report on Form 10-K for the fiscal year ended December 31, 2018, and its quarterly reports filed on Form 10-Q for the current fiscal year, and Eldorado’s overall business and financial condition, including those more fully described in Eldorado’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended December 31, 2018. The forward-looking statements in this document speak only as of date of this document. We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.

Additional Information And Where To Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Eldorado will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement/prospectus of Caesars and Eldorado. Each of Caesars and

Eldorado will provide the joint proxy statement/prospectus to their respective stockholders. Caesars and Eldorado also plan to file other documents with the SEC regarding the proposed merger. This document is not a substitute for the joint proxy statement/prospectus or registration statement or any other document which Caesars or Eldorado may file with the SEC in connection with the proposed merger. INVESTORS AND SECURITY HOLDERS OF CAESARS AND ELDORADO ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. You may obtain copies of all documents filed with the SEC regarding this merger, free of charge, at the SEC’s website (www.sec.gov). In addition, copies of the documents filed with the SEC by Caesars will be available free of charge on Caesars’ website at http://www.caesars.com. Copies of the documents filed with the SEC by Eldorado will be available free of charge on Eldorado’s website at http://www.eldoradoresorts.com.

Participants in the Solicitation

Caesars, Eldorado, and certain of their respective directors, executive officers and other members of management and employees, under SEC rules may be deemed to be participants in the solicitation of proxies from Caesars and Eldorado stockholders in connection with the proposed merger. You can find more detailed information about Caesars’ executive officers and directors in its definitive proxy statement filed with the SEC on May 15, 2019. You can find more detailed information about Eldorado’s executive officers and directors in its definitive proxy statement filed with the SEC on April 26, 2019. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of stockholders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. Additional information about Caesars’ executive officers and directors and Eldorado’s executive officers and directors can be found in the joint proxy statement/prospectus regarding the proposed merger when it is filed with the SEC.